Exhibit 16.1

April 13, 2006

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	Massey Energy Company’s Coal Company Salary Deferral and Profit Sharing Plan; Commission File No. 1-7775

Gentlemen:

We have read Item 4.01 of Form 8-K dated April 13, 2006 of Massey Energy Company’s Coal Company Salary Deferral and Profit Sharing Plan and are in agreement with the statements contained in the first, second and third paragraphs in Item 4.01 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP